EXHIBIT 99.1

August 3, 2009

NORTHERN STATES FINANCIAL CORPORATION
REPORTS SECOND QUARTER RESULTS

WAUKEGAN, IL, August 3, 2009 – Northern States Financial Corporation (Nasdaq: NSFC), holding company for NorStates Bank, an FDIC-insured financial institution, today reports that the continuing faltering economy and the weakening of financial markets has resulted in a one-time charge of $9.5 million to goodwill.  The goodwill write-off occurred as goodwill was deemed impaired as general market conditions negatively affected bank stock prices and the Company’s earnings.  The goodwill write-off was a one-time accounting, noncash transaction with no affect on regulatory capital or liquidity and was not tax deductible.

The goodwill had been booked by the Company mainly primarily as a result of its 2004 acquisition of First State Bank of Round Lake.  The goodwill write-off totally eliminates goodwill from the Company’s balance sheet and did not affect either the Company’s liquidity or its regulatory capital.  The capital levels of the Company’s subsidiary, NorStates Bank, at June 30, 2009, continued to exceed federal banking agencies’ requirements to be considered “well capitalized”.  The Bank’s Tier 1 capital to total assets ratio and total capital to assets ratio, on a risk adjusted basis, were 10.92 percent and 14.61 percent, respectively, at June 30, 2009, as compared with the respective “well capitalized” regulatory minimum levels of 5.00 percent and 10.00 percent.

The $9.5 million write-off of goodwill combined with a provision for loan losses of $3.7 million, an impairment charge of $628,000 taken on collateralized debt obligation securities and an additional $304,000 special assessment for FDIC insurance resulted in the Company reporting a loss of $11.8 million, or $2.97 per share, for the second quarter ended June 30, 2009 compared with a loss of $150,000, or $.04 per share, for the like quarter of 2008.  Without the combined $9.5 million goodwill write-off, the $628,000 impairment charge on securities and the $304,000 special FDIC insurance assessment, the Company would have had a loss for the second quarter of 2009 of $1.7 million or $.49 per share.

For the six months ended June 30, 2009, the Company had a loss of $13.3 million, or $3.35 per share, compared with earnings of $1.1 million, or $.25 per share, for the first half of 2008.  In addition to the one-time write-off of the goodwill of $9.5 million, the provision for loan losses of $5.4 million contributed to the loss during the first half of 2009 as compared with a provision of $3.0 million for the same period of 2008.  The increased provision during the first half of 2009 was attributable to continued declines in real estate values and the poor economic climate that continues to affect the Bank’s borrowers.

NSFC Q2 Earnings
August 3, 2009

Other factors contributing to the Company’s loss for the first half of 2009 were net losses on the sale of other real estate owned that were acquired through foreclosure, decreases to net interest income, increased FDIC premiums and impairment charges on securities.  The Company had losses on the sale of other real estate owned during the first half of 2009 totaling $1.6 million. This was primarily due to the sale of a luxury home for $4.2 million during the six months of 2009 that had a carrying value of $5.9 million at year-end 2008, resulting in a $1.7 million loss on the sale.

 Net interest income decreased $1.5 million during the first half of 2009 to $9.4 million as compared with $10.9 million for the same period of 2008.  The decrease to net interest income was attributable to increases to loans classified on nonaccrual status where loan interest was not recognized as income.  Nonaccrual loans increased to $48.0 million at June 30, 2009, an increase of $11.4 million from December 31, 2008 nonaccrual loan levels of $36.6 million.  The Company’s FDIC premiums for the first six months of 2009 totaled $756,000 and included a special assessment of $304,000 during the second quarter of 2009.  This compares with FDIC premiums of $74,000 during the first six months of 2008.  An impairment charge of $628,000 on collateral debt obligation securities resulted from defaults and deferrals of payments from the financial institutions backing those securities.

Total assets were $633.3 million at June 30, 2009, decreasing by $7.4 million from total assets of $640.7 million at December 31, 2008.  The majority of the decrease was attributable to the $9.5 million reduction in goodwill.  Federal funds sold increased $23.3 million from year-end as the Company increased its liquidity.  Loans totaled $474.0 million at June 30, 2009, decreasing $6.8 million from loans of $480.8 million at December 31, 2008 due to lower borrower demands attributed to the poor economy.  The Company had decreases to securities available for sale of $8.2 million, primarily from maturities.  Other real estate owned also decreased $4.6 million primarily due to the sale of a luxury home that had a carrying value of $5.9 million at December 31, 2008.

Deposits totaled $500.7 million at June 30, 2009 and were relatively unchanged from $500.8 million at December 31, 2008, despite a decrease of $14.9 million in wholesale brokered time deposits.  The Company also reduced its Federal Home Loan Bank advances to $10.0 million at June 30, 2009 from $20.0 million at December 31, 2008.

Nonperforming loans and leases were $50.3 million at June 30, 2009 as compared with $37.1 million at year-end 2008, an increase of 35 percent as borrowers experienced cash flow difficulties due to the poor economy and fell behind on their payments.  Nonperforming loans consist of nonaccrual loans that no longer earn interest as well as accruing loans that are 90 days or more past due and in the process of collection.

Impaired loans totaled $61.6 million at June 30, 2009, an increase of $17.8 million from $43.8 million at December 31, 2008.  The Company considers a loan to be impaired if it believes that all principal and interest will not be collected under the contractual terms of the note and includes nonaccrual loans as well as restructured loans.  The Company has $8.7 million of its allowance for loan and lease losses allocated to its impaired loans at June 30, 2009 as there have been reductions to the values of the real estate used to secure the impaired loans.

NSFC Q2 2009 Earnings
August 3, 2009

About Northern States Financial Corporation

Northern States Financial Corporation is the holding company for NorStates Bank, a full-service commercial bank with eight branches in Lake County, Illinois.  NorStates Bank is the successor to financial institutions dating to 1919.  NorStates Bank serves the populations of northeastern Illinois and southeastern Wisconsin.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted.  The Company undertakes no obligation to update these forward-looking statements in the future.  Factors that could have a material adverse effect on the operations and could affect the outlook or future prospects of the Company and its subsidiaries include, but are not limited to, the potential for further deterioration in the credit quality of the Company’s loan and lease portfolios, a continued increase in nonperforming loans, uncertainty regarding the Company’s ability to ultimately recover on loans currently on nonaccrual status, unanticipated changes in interest rates, general economic conditions, increasing regulatory compliance burdens or potential legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, deposit flows, competition, demand for loan products and financial services in the Company’s market area, and changes in accounting principles, policies and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements.

For Additional Information, Contact:
Scott Yelvington, Executive Vice President (847) 244-6000 Ext. 201
Websites: www.nsfc.com
                  www.nsfc.net

NSFC Q2 2009 Earnings
August 3, 2009

NORTHERN STATES FINANCIAL CORPORATION
KEY PERFORMANCE DATA
($ 000’s, except per share data)

Quarter ended June 30:	2009	2008
Loss	$(11,831)	$(150)
Basic Earnings (Loss) Per Share	$(2.97)	$(.04)
Return on Average Assets	(7.33%)	(.09%)
Return on Average Equity	(56.83%)	(.83%)
Efficiency Ratio	288.85%	64.73%
Yield on Interest
Earning Assets	4.85%	5.96%
Cost of Interest
Bearing Liabilities	2.10%	2.65%
Net Interest Spread	2.75%	3.31%
Net Yield on Interest
Earning Assets	3.09%	3.75%

Six months ended June 30:	2009	2008
Net Income (Loss)	$(13,288)	$1,051
Basic Earnings Per Share	$(3.35)	$.25
Return on Average Assets	(4.12%)	.33%
Return on Average Equity	(35.19%)	2.88%
Efficiency Ratio	213.38%	66.31%
Yield on Interest
Earning Assets	5.04%	6.09%
Cost of Interest
Bearing Liabilities	2.21%	2.88%
Net Interest Spread	2.83%	3.21%
Net Yield on Interest
Earning Assets	3.16%	3.68%

NSFC Q2 2009 Earnings
August 3, 2009

NORTHERN STATES FINANCIAL CORPORATION
KEY PERFORMANCE DATA
($ 000’s, except per share data)

	June 30, 2009	Dec. 31, 2008

Total Assets	$633,265	$640,719
Total Loans and Leases	474,044	480,812
Total Deposits	500,709	500,821
Total Stockholders’ Equity	64,667	61,614
Nonperforming Loans and Leases	50,032	37,066
Nonperforming Loans and Leases to Total Loans and Leases	10.55%	7.71%
Impaired Loans and Leases	$61,648	$43,756
Book Value per Share	$11.65	$15.13
Number of Shares Outstanding	4,072,255	4,072,255

NSFC Q2 2009 Earnings
August 3, 2009

NORTHERN STATES FINANCIAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
($ 000s) (Unaudited)

	June 30,	December 31,
	2009	2008
Assets
Cash and due from banks	$13,148	$14,108
Interest bearing deposits in financial institutions - maturities less than 90 days	1,176	242
Federal funds sold	30,901	7,518
Total cash and cash equivalents	45,225	21,868
Securities available for sale	94,948	103,194
Loans and leases	474,044	480,812
Less: Allowance for loan and lease losses	(14,861)	(10,402)
Loans and leases, net	459,183	470,410
Federal Home Loan Bank stock	1,801	1,757
Office buildings and equipment, net	9,753	9,916
Other real estate owned	6,015	10,575
Goodwill	0	9,522
Core deposit intangible assets	694	926
Accrued interest receivable and other assets	15,646	12,551
Total assets	$633,265	$640,719

Liabilities and Stockholders' Equity
Liabilities
Deposits
Demand - noninterest bearing	$54,359	$57,313
Interest bearing	446,350	443,508
Total deposits	500,709	500,821
Securities sold under repurchase agreements	41,397	42,574
Federal Home Loan Bank advance	10,000	20,000
Subordinated debentures	10,000	10,000
Advances from borrowers for taxes and insurance	847	1,011
Accrued interest payable and other liabilities	5,645	4,699
Total liabilities	568,598	579,105

Stockholders' Equity
Common stock	1,789	1,789
Preferred stock	16,581	0
Warrants	681	0
Additional paid-in capital	11,584	11,584
Retained earnings	43,392	56,082
Treasury stock, at cost	(9,280)	(9,280)
Accumulated other comprehensive income	(80)	1,439
Total stockholders' equity	64,667	61,614
Total liabilities and stockholders' equity	$633,265	$640,719

NSFC Q2 2009 Earnings
August 3, 2009

NORTHERN STATES FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three and six months ended June 30, 2009 and 2008
($ 000s, except per share data) (Unaudited)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Interest income
Loans (including fee income)	$5,999	$7,052	$12,433	$14,298
Securities
Taxable	1,117	1,705	2,371	3,593
Exempt from federal income tax	88	111	186	226
Federal funds sold and other	9	13	12	83
Total interest income	7,213	8,881	15,002	18,200
Interest expense
Time deposits	2,029	2,452	4,284	5,278
Other deposits	324	413	744	892
Repurchase agreements and federal funds purchased	156	233	327	643
Federal Home Loan Bank advances	21	90	48	152
Subordinated debentures	117	137	240	296
Total interest expense	2,647	3,325	5,643	7,261
Net interest income	4,566	5,556	9,359	10,939
Provision for loan and lease losses	3,715	2,720	5,419	2,983
Net interest income after provision for loan and lease losses	851	2,836	3,940	7,956
Noninterest income
Service fees on deposits	577	647	1,115	1,281
Trust income	236	218	408	431
Net gains (loss) on sales of other real estate owned	37	0	(1,636)	0
Impairment loss on securities	(628)	0	(628)	0
Other operating income	323	251	561	544
Total noninterest income	545	1,116	(180)	2,256
Noninterest expense
Salaries and employee benefits	2,076	2,089	4,177	4,305
Occupancy and equipment, net	584	587	1,316	1,221
Data processing	482	424	873	863
FDIC insurance	604	32	756	74
Legal	395	76	634	160
Audit and professional	180	385	451	737
Write-down of goodwill	9,522	0	9,522	0
Amortization of intangible assets	116	116	232	232
Other operating expenses	804	610	1,625	1,157
Total noninterest expense	14,763	4,319	19,586	8,749
Income (loss) before income taxes	(13,367)	(367)	(15,826)	1,463
Provision for income taxes	(1,536)	(217)	(2,538)	412
Net (loss) income	$(11,831)	$(150)	$(13,288)	$1,051